Exhibit 99.2
GOLDMAN SACHS REAL ESTATE FINANCE TRUST INC
Corporate Governance Guidelines
The Board of Directors (the “Board”) of Goldman Sachs Real Estate Finance Trust Inc, a Maryland corporation (the “Corporation”), has adopted the following Corporate Governance Guidelines (the “Guidelines”) to advance the functioning of the Board and its committees and set forth the Board’s expectations as to how it should perform its functions. The principles herein are guidelines and are not intended to be legally binding on the Board or the Corporation. These Guidelines are subject to modification from time to time by the Board (including a majority of the Independent Directors (as defined herein)) as the Board may deem appropriate in the best interests of the Corporation or as required by applicable laws. The Guidelines should be interpreted in the context of all applicable laws and the Corporation’s charter (the “Charter”), Bylaws and other corporate governance documents.
These Guidelines are adopted as of June 10, 2024 and will automatically become effective at such time that Board consists of a majority of Independent Directors, but will not be effective until such time.
Definitions
As used in these Guidelines, the following terms shall have the meanings below. Capitalized but undefined terms shall have the meaning given to such terms in the Charter.
“Acquisition Expenses” shall mean any and all expenses, exclusive of Acquisition Fees, incurred by the Corporation, the Advisor or any Affiliate of either in connection with the evaluation, structuring, and acquisition, origination, financing and development of any assets, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses and title insurance premiums and the costs of performing due diligence.
“Acquisition Fee” shall mean any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Corporation or the Advisor) in connection with making or investing in Mortgages or Real Estate Related Securities or the purchase, development or construction of a Property, including real estate commissions, selection fees, Development Fees, Construction Fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature. Excluded shall be Development Fees and Construction Fees paid to any Person not affiliated with the Sponsor in connection with the actual development and construction of a project.
“Advisor” shall mean the Person appointed, employed or contracted with by the Corporation pursuant to paragraph 9 of these Guidelines and responsible for directing or performing the day-to-day business affairs of the Corporation, including any Person to whom the Advisor subcontracts all or substantially all of such functions.
“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person, including any partnership in which such Person is a general partner; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
“Average Invested Assets” shall mean, for a specified period, the average of the aggregate book value of the assets of the Corporation invested, directly or indirectly, in equity interests in and loans secured by real estate, including all Properties, Mortgages and Real Estate Related Securities and consolidated and unconsolidated joint ventures or other partnerships, before deducting depreciation, amortization, impairments, bad debt reserves or other non-cash reserves, computed by taking the average of such values at the end of each month during such period.
“Competitive Real Estate Commission” shall mean a real estate or brokerage commission paid for the purchase or Sale of a Property that is reasonable, customary and competitive in light of the size, type and location of the Property.
“Construction Fee” shall mean a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or provide major repairs or rehabilitations on a Property.
“Contract Purchase Price” shall mean the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a Property or the amount of funds advanced with respect to a Mortgage, or the amount actually paid or allocated in respect of the purchase of other assets of the Corporation, in each case exclusive of Acquisition Fees and Acquisition Expenses.
“Development Fee” shall mean a fee for the packaging of a Property, including the negotiation and approval of plans, and any assistance in obtaining zoning and necessary variances and financing for a specific Property, either initially or at a later date.
“Independent Appraiser” shall mean a Person with no material current or prior business or personal relationship with the Advisor or the Directors and who is engaged to a substantial extent in the business of rendering opinions regarding the value of Real Property and/or other assets of the type held by the Corporation. Membership in a nationally recognized appraisal society such as the Appraisal Institute shall be conclusive evidence of being engaged to a substantial extent in the business of rendering opinions regarding the value of Real Property.
“Independent Director” shall mean a Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Sponsor or the Advisor by virtue of (i) ownership of a material interest in the Sponsor, the Advisor or any of their Affiliates, (ii) employment by the Sponsor, the Advisor or any of their Affiliates, (iii) service as an officer or director of the Sponsor, the Advisor or any of their Affiliates, (iv) performance of services, other than as a Director, for the Corporation, (v) service as a director or trustee of more than three REITs organized by the Sponsor or advised by the Advisor or (vi) maintenance of a material business or professional relationship with the

Sponsor, the Advisor or any of their Affiliates. For purposes of this definition, “Affiliate” does not include a REIT or other investment program organized by the Sponsor or advised or managed by the Advisor or its Affiliates. Consistent with (v) above, serving as an independent director of or receiving independent director fees from or owning an interest in a REIT or other investment program organized by the Sponsor or advised or managed by the Advisor or its Affiliates shall not, by itself, cause a director to be deemed associated with the Sponsor or the Advisor. A business or professional relationship is considered “material” if the aggregate gross income derived by the Director from the Sponsor, the Advisor and their Affiliates in a year exceeds 5% of either the Director’s annual gross income, derived from all sources, during either of the last two years or the Director’s net worth on a fair market value basis as of the end of the applicable year. An ownership interest is considered “material” if the value of such interest exceeds 5% of the Director’s net worth on a fair market value basis. An indirect association with the Sponsor or the Advisor shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Sponsor, the Advisor, any of their Affiliates or the Corporation.
“Mortgages” shall mean, in connection with any mortgage financing that the Corporation makes or purchases, all of the notes, deeds of trust, security interests or other evidences of indebtedness or obligations, which are secured directly by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness or obligations, but shall not include mezzanine loans secured indirectly by Real Property and shall not include any investments in mortgage pools, commercial mortgage-backed securities or residential mortgage-backed securities.
“Net Assets” shall mean the total assets (other than intangibles) at cost, before deducting depreciation, reserves for bad debts or other non-cash reserves, less total liabilities, calculated at least quarterly by the Corporation on a basis consistently applied.
“Net Income” shall mean for any period, the Corporation’s total revenues applicable to such period, less the total expenses applicable to such period other than additions to, or allowances for, non-cash charges such as depreciation, amortization, impairments and reserves for bad debt or other similar non-cash reserves. If the Advisor receives an incentive fee pursuant to paragraph 13 of these Guidelines, Net Income, for purposes of calculating Total Operating Expenses, shall exclude any gain from the Sale of the assets of the Corporation.
“Organization and Offering Expenses” shall mean any and all costs and expenses incurred by the Corporation and to be paid from the assets of the Corporation in connection with the formation of the Corporation and the qualification and registration of an Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions, costs related to investor and broker-dealer sales meetings, fees and expenses of the underwriters’ attorneys, expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositaries, experts, expenses of qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

“Roll-Up Entity” shall mean a partnership, real estate investment trust, corporation, trust or other entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.
“Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the holders of Common Shares. Such term does not include:
(a)a transaction involving securities of the Corporation that have been listed on a national securities exchange for at least twelve months; or
(b)a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:
i.voting rights of the holders of Common Shares;
ii.the term of existence of the Corporation;
iii.Sponsor or Advisor compensation; or
iv.the Corporation’s investment objectives.
“Shares” shall mean shares of stock of the Corporation of any class or series, including Common Shares or Preferred Shares.
“Sponsor” shall mean any Person that (i) is directly or indirectly instrumental in organizing, wholly or in part, the Corporation or (ii) will control, manage or participate in the management of the Corporation, and any Affiliate of such Person. A Person may also be deemed a Sponsor of the Corporation by: (a) taking the initiative, directly or indirectly, in founding or organizing the Corporation, either alone or in conjunction with one or more other Persons, (b) receiving a material participation in the Corporation in connection with the founding or organizing of the business of the Corporation, in consideration of services or property, or both services and property, (c) having a substantial number of relationships and contacts with the Corporation, (d) possessing significant rights to control Properties, (e) receiving fees for providing services to the Corporation which are paid on a basis that is not customary in the industry or (f) providing goods or services to the Corporation on a basis which was not negotiated at arm’s-length with the Corporation. “Sponsor” does not include any Person whose only relationship with the Corporation is that of an independent property manager and whose only compensation is as such, or wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.
“Stockholders” shall mean the holders of record of the Shares as maintained in the books and records of the Corporation or its transfer agent.
“Total Operating Expenses” shall mean all costs and expenses paid or incurred by the Corporation, as determined under generally accepted accounting principles, including management fees, but excluding: (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) incentive fees or performance allocations made in compliance with paragraph 13 of these Guidelines or made in accordance with terms previously approved by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction, (vi) Acquisition Fees and Acquisition Expenses, (vii) real estate commissions on the Sale of Property and (viii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).
“Unimproved Real Property” shall mean Property (i) in which the Corporation has an equity interest that was not acquired for the purpose of producing rental or other operating income, (ii) that has no development or construction in process and (iii) for which no development or construction is planned, in good faith, to commence within one year.
“2%/25% Guidelines” shall have the meaning as provided in Section 15 herein.
Board Responsibility
1.Role of the Board.
The business and affairs of the Corporation shall be managed under the direction of the Board. Each director is expected to attend Board meetings, meetings of committees on which he or she serves and is encouraged to attend the annual meeting of stockholders, prepare for meetings, review relevant materials, ask questions and engage in discussion, and spend the time needed and meet as frequently as necessary to properly discharge his or her duties. Participation by conference telephone or other communications equipment is appropriate in the event of scheduling conflicts or when the Board otherwise deems it to be necessary or desirable.
Directors should be familiar with the Corporation’s business, its financial statements and capital structure and the risks and competition it faces, to facilitate active and effective participation in the Board and committee meetings they attend. Directors are expected to maintain an attitude of constructive involvement and oversight; they are expected to ask incisive, probing questions and require accurate, honest answers; they are expected to act with integrity; and they are expected to demonstrate a commitment to the Corporation, its values, its business plan and long-term stockholder value.
The Board directs and oversees the management of the business and affairs of the Corporation in a manner consistent with the best interests of the Corporation. The Board’s responsibility is one of oversight and, in performing its oversight role, the Board serves as the ultimate decision-making body of the Corporation, except for those matters reserved to or shared with the stockholders. Directors may rely on information presented by the Corporation’s officers and its external adviser when directors reasonably believe they are reliable and competent in the matters presented.
In carrying out its responsibilities, the directors will comply with those requirements and obligations set forth in the Charter and Bylaws (each as in effect from time to time).

Company Stock
2.Distributions.
Distributions in kind (which, for the avoidance of doubt, do not include distributions of stock of the Corporation) shall not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for the dissolution of the Corporation and the liquidation of its assets in accordance with the terms of the Charter or distributions of in-kind property in which (a) the Board advises each Stockholder of the risks associated with direct ownership of the property, (b) the Board offers each Stockholder the election of receiving such in-kind property distributions and (c) in-kind property distributions are made only to those Stockholders that accept such offer.
3.Repurchase of Shares.
The Board may establish, from time to time, a program or programs by which the Corporation voluntarily repurchases Shares from its Stockholders; provided, however, that such repurchase does not impair the capital or operations of the Corporation. Neither the Sponsor, the Advisor, any member of the Board or any Affiliate thereof may receive any fees arising out of the repurchase of Shares by the Corporation.
4.Distribution Reinvestment Plan.
The Board may establish, from time to time, a Distribution reinvestment plan or plans (each, a “Reinvestment Plan”). Under any such Reinvestment Plan, (a) all material information regarding Distributions to the holders of Common Shares and the effect of reinvesting such Distributions, including the tax consequences thereof, shall be provided to the holders of Common Shares not less often than annually, and (b) each holder of Common Shares participating in such Reinvestment Plan shall have a reasonable opportunity to withdraw from the Reinvestment Plan not less often than annually after receipt of the information required in clause (a) above.
Board Composition, Criteria, and Committees
5.Number of Directors and Director Independence.
5.1.A majority of the Board seats will be for Independent Directors.
5.2.Only Independent Directors shall nominate replacements for vacancies among the Independent Directors’ positions.
6.Director Experience.
Each Director affiliated with the Sponsor shall have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by the Corporation. At least one of the Independent Directors shall have at least three years of relevant real estate experience.

7.Committees.
The Board will at all times have a standing Affiliate Transaction Committee, comprised of all the Independent Directors. All matters in these Guidelines requiring the approval of majority of the Independent Directors shall be approved by them through the Affiliate Transaction Committee. The Board may establish such other committees as it deems appropriate, in its discretion, provided that the majority of the members of each committee are Independent Directors.
8.Authorization by Board of Stock Issuance.
Any issuance of Preferred Shares shall also be approved by a majority of Independent Directors not otherwise interested in the transaction, who shall have access at the Corporation’s expense to the Corporation’s legal counsel or to independent legal counsel.
Advisor
9.Appointment of Advisor.
The Board is responsible for setting the general policies of the Corporation and for the general supervision of its business conducted by officers, agents, employees, advisors or independent contractors of the Corporation. However, the Board is not required personally to conduct the business of the Corporation, and it may (but need not) appoint, employ or contract with any Person (including a Person that is an Affiliate of any Director) as an Advisor and may grant or delegate such authority to the Advisor as the Board may, in its sole discretion, deem necessary or desirable. The Advisor shall have a fiduciary responsibility and duty to the Corporation and to the Stockholders.
10.Supervision of Advisor.
The Board shall review and evaluate the qualifications of the Advisor before entering into, and shall evaluate the performance of the Advisor before renewing, an Advisory Agreement, and the criteria used in such evaluation shall be reflected in the minutes of the meetings of the Board. The Board may exercise broad discretion in allowing the Advisor to administer and regulate the operations and investment activities of the Corporation, to act as agent for the Corporation, to execute documents on behalf of the Corporation and to make executive decisions that conform to general policies and principles established by the Board. The Board shall monitor the Advisor to assure that the administrative procedures, operations and programs of the Corporation are in the best interests of the Stockholders and are fulfilled. The Independent Directors are responsible for reviewing the fees and expenses of the Corporation at least annually or with sufficient frequency to determine that the fees and expenses incurred are reasonable in light of the investment performance of the Corporation, its Net Assets, its Net Income and the fees and expenses of other comparable unaffiliated REITs. Each such determination shall be reflected in the minutes of the meetings of the Board. The Independent Directors also will be responsible for reviewing, from time to time and at least annually, the performance of the Advisor and determining that compensation to be paid to the Advisor is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by these Guidelines. The Independent Directors shall also supervise the performance of the Advisor and the compensation paid to the Advisor by the Corporation in order to determine that the provisions of the Advisory Agreement are being carried out. Specifically, the Independent Directors will consider factors such as (a) the amount of the fee paid to the Advisor in relation to the size, composition and performance of the assets of the Corporation, (b) the success of the Advisor in generating opportunities that meet the investment objectives of the Corporation, (c) rates charged to other REITs and to investors other than REITs by advisors performing the same or similar services, (d) additional revenues realized by the Advisor and its Affiliates through their relationship with the Corporation, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by the Corporation or by others with whom the Corporation does business, (e) the quality and extent of service and advice furnished by the Advisor, (f) the performance of the assets of the Corporation, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations, and (g) the quality of the assets of the Corporation relative to the investments generated by the Advisor for its own account. The Independent Directors may also consider all other factors that they deem relevant, and the findings of the Independent Directors on each of the factors considered shall be recorded in the minutes of the Board. The Board shall determine whether any successor Advisor possesses sufficient qualifications to perform the advisory function for the Corporation and whether the compensation provided for in its contract with the Corporation is justified.
11.Term and Termination.
The Advisory Agreement shall have a term of no more than one year, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. A majority of the Independent Directors may terminate the Advisory Agreement on 60 days’ written notice without cause or penalty, and, in such event, the Advisor will cooperate with, and take all commercially reasonable steps requested to assist, the Corporation and the Board in making an orderly transition of the advisory function, provided that the Advisor and its Affiliates shall be reimbursed for all internal and third-party expenses incurred in connection with providing such transition (including salaries, benefits and overhead of personnel).
Fees and Expenses
12.Disposition Fee on Sale of Property.
The Corporation may pay the Advisor a real estate commission upon the Sale of one or more Properties, in an amount equal to one-half of the Competitive Real Estate Commission paid but not to exceed 3% of the sales price of such Property or Properties. Payment of such fee may be made only if the Advisor provides a substantial amount of services in connection with the Sale of such Property or Properties, as determined by a majority of the Independent Directors. In addition, the amount paid when added to all other real estate commissions paid to unaffiliated parties in connection with such Sale shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the sales price of such Property or Properties.

13.Incentive Fees.
The Corporation may pay the Advisor an interest in the gain from the Sale of assets, for which full consideration is not paid in cash or property of equivalent value, provided the amount or percentage of such interest is reasonable. Such an interest in gain from the Sale of assets shall be considered presumptively reasonable if it does not exceed 15% of the balance of such net proceeds remaining after payment to holders of Common Shares, in the aggregate, of an amount equal to 100% of the Invested Capital, plus an amount equal to 6% of the Invested Capital per annum cumulative. In the case of multiple Advisors, such Advisor and any of their Affiliates shall be allowed such fees provided such fees are distributed by a proportional method reasonably designed to reflect the value added to the assets by each respective Advisor or any Affiliate.
14.Acquisition Fees.
The Corporation may pay the Advisor and its Affiliates fees for the review and evaluation of potential investments in assets of the Corporation; provided, however, that the total of all Acquisition Fees and Acquisition Expenses shall be reasonable, and shall not exceed an amount equal to 6% of the Contract Purchase Price or, in the case of a Mortgage, 6% of the funds advanced; and provided, further, that a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction may approve fees and expenses in excess of this limit if they determine the transaction to be commercially competitive, fair and reasonable to the Corporation.
15.Reimbursement for Total Operating Expenses.
The Corporation may reimburse the Advisor, at the end of each fiscal quarter, for Total Operating Expenses paid by the Advisor; provided however, that commencing four fiscal quarters after the Corporation’s acquisition of its first asset, the Corporation shall not reimburse the Advisor at the end of any fiscal quarter for Total Operating Expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such four fiscal quarters. The Independent Directors shall have the fiduciary responsibility of limiting Total Operating Expenses to amounts that do not exceed the 2%/25% Guidelines unless they have made a finding that, based on such factors that they deem sufficient, a higher level of expenses (an “Excess Amount”) is justified. If the Corporation has a class of securities registered under the Exchange Act, then within 60 days after the end of any fiscal quarter of the Corporation for which there is an Excess Amount that the Independent Directors conclude was justified, there shall be sent to the holders of Common Shares a written disclosure of such fact (or shall be disclosed to the holders of Common Shares in the next Quarterly Report on Form 10-Q of the Corporation or by filing a Current Report on Form 8-K with the Securities and Exchange Commission within 60 days of such quarter end), together with an explanation of the factors the Independent Directors considered in determining that such Excess Amount was justified. Any such finding and the reasons in support thereof shall be reflected in the minutes of the meetings of the Board. In the event that the Independent Directors do not determine that such Excess Amount is justified, the Advisor shall pay the Corporation the amount by which the expenses exceeded the 2%/25% Guidelines.

Investment Policies and Limitations
16.Review of Investment Policies.
The Board shall establish written policies on investments and borrowing and shall monitor the administrative procedures, investment operations and performance of the Corporation and the Advisor to assure that such policies are carried out. The Independent Directors shall review the investment policies of the Corporation with sufficient frequency (not less often than annually) to determine that the policies being followed by the Corporation are in the best interests of its Stockholders. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of the Board.
17.Certain Investment Restrictions.
17.1.The Corporation may invest in joint ventures with the Sponsor, the Advisor, one or more Directors or any Affiliate thereof, only if a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approve such investment as being fair and reasonable to the Corporation.
17.2.Subject to any limitations in these Guidelines, the Corporation may invest in equity securities, provided that if such equity securities are not listed on a national securities exchange or traded in an over-the-counter market, such investment shall be permitted only if a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable.
18.Investment and Other Limitations.
In addition to other investment restrictions and guidelines imposed by the Board from time to time, consistent with the Corporation’s objective of qualifying as a REIT, the following limitations shall apply:
18.1.Not more than 10% of the Corporation’s total assets shall be invested in Unimproved Real Property or indebtedness secured by a deed of trust or Mortgages on Unimproved Real Property.
18.2.The Corporation shall not invest in commodities or commodity future contracts. This limitation is not intended to apply to derivatives related to non-commodity investments, including futures contracts when used solely for the purpose of hedging in connection with the Corporation’s ordinary business of investing in real estate assets, Mortgages and Real Estate Related Securities.
18.3.The Corporation shall not invest in or make any Mortgage unless an appraisal is obtained concerning the underlying property except for those loans insured or guaranteed by a government or government agency. In cases in which a majority of Independent Directors so determine, and in all cases in which the transaction is with the Advisor, the Sponsor, any Director or any Affiliate thereof, such appraisal of the underlying property must be obtained from an Independent Appraiser.
18.4.Without the approval of a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction, the Corporation shall not invest in or make any Mortgage, including a construction loan, on any one Real Property if the aggregate amount of all mortgage loans on such Real Property, would exceed an amount equal to 85% of the appraised value of such Real Property as determined by appraisal.
18.5.Without the approval of a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction, the Corporation shall not make or invest in any Mortgages that are subordinate to any lien or other indebtedness or equity interest of the Advisor, any Director, the Sponsor or any Affiliate of the Corporation.
18.6.The Corporation shall not issue (i) equity securities redeemable solely at the option of the holder (except that Stockholders may offer their Common Shares to the Corporation pursuant to any repurchase plan adopted by the Board); (ii) debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt, as determined by the Board of Directors or a duly authorized officer of the Corporation; (iii) equity securities on a deferred payment basis or under similar arrangements; or (iv) options or warrants to the Advisor, the Directors, the Sponsor or any Affiliate thereof except on the terms approved by a majority of the Independent Directors. Options or warrants may be issued to Persons other than the Advisor, the Directors, the Sponsor or any Affiliate thereof, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of the Independent Directors has a market value less than the value of such option or warrant on the date of grant. Options or warrants granted to the Advisor, the Directors, the Sponsor or any Affiliate thereof shall not be exercisable for a number of Shares that exceeds 10% of the outstanding Shares on the date of grant.
18.7.The Corporation will not make any investment that the Corporation believes will be inconsistent with its objectives of qualifying and remaining qualified as a REIT unless and until the Board determines, in its sole discretion, that REIT qualification is not in the best interests of the Corporation.
18.8.The Corporation shall not invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title.
18.9.The Corporation shall not engage in the business of underwriting or the agency distribution of securities issued by other Persons.
18.10.The Corporation shall not acquire interests or securities in any entity holding investments or engaging in activities prohibited by these Guidelines except for investments in which the Corporation holds a non-controlling interest or investments in any entity having securities listed on a national securities exchange or included for quotation on an interdealer quotation system.

Conflicts of Interest
19.Sales to the Corporation.
The Corporation may purchase Property from the Sponsor, the Advisor, a Director or any Affiliate thereof upon a finding by a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction that such transaction is fair and reasonable to the Corporation and at a price to the Corporation no greater than the cost of the asset to such Sponsor, Advisor, Director or Affiliate or, if the price to the Corporation is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event shall the purchase price paid by the Corporation for any such Property exceed its current appraised value.
20.Sales and Leases to the Sponsor, Advisor, Directors or Affiliates.
The Advisor, the Sponsor, a Director or any Affiliate thereof may purchase or lease an asset or assets from the Corporation if a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction determine that the transaction is fair and reasonable to the Corporation.
21.Other Transactions.
21.1.The Corporation shall not make loans to the Sponsor, the Advisor, a Director or any Affiliate thereof except on terms approved by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction as fair and reasonable to the Corporation and on terms and conditions no less favorable to the Corporation than those available from unaffiliated third parties. This restriction on loans applies only to advances of cash that are commonly viewed as loans, as determined by the Board of Directors, and does not apply to advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor does it limit the Corporation’s ability to advance reimbursable expenses incurred by directors or officers or the Advisor or its Affiliates.
21.2.The Corporation may not borrow money from the Sponsor, the Advisor, a Director or any Affiliate thereof, unless approved by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to the Corporation than comparable loans between unaffiliated parties under the same circumstances.
21.3.The Corporation shall not engage in any other transaction with the Sponsor, the Advisor, a Director or any Affiliate thereof unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve such transaction as fair and reasonable to the Corporation and on terms and conditions no less favorable to the Corporation than those available from unaffiliated third parties.

Stockholders
22.Meetings.
There shall be an annual meeting of the Stockholders, to be held on such date and at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Directors shall be elected and any other proper business may be conducted; provided that, if the Corporation has a class of securities registered under the Exchange Act, such annual meeting will be held upon reasonable notice and within a reasonable period (not less than 30 days) following delivery of the annual report. The Board of Directors, including the Independent Directors, shall be required to take reasonable steps to ensure that this requirement is met. Special meetings of Stockholders may be called in the manner provided in the Bylaws, including by the chief executive officer, the president or the chairman of the board or by a majority of the Directors, and shall be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of Stockholders upon the written request of Stockholders entitled to cast not less than 10% of all the votes entitled to be cast on such matter at such meeting. Special meetings of Stockholders may also be called by a majority of the Independent Directors. Notice of any special meeting of Stockholders shall be given as provided in the Bylaws. If the meeting is called by the secretary upon the written request of Stockholders, notice of the special meeting shall be sent to all Stockholders within 10 days of the receipt of the written request and the special meeting shall be held at the time and place specified in the Stockholder request not less than 15 days nor more than 60 days after the delivery of the notice; provided, however, that if no time or place is so specified in the Stockholder request, at such time and place convenient to the Stockholders. If there are no Directors, the officers of the Corporation shall promptly call a special meeting of the Stockholders entitled to vote for the election of successor Directors. Any meeting may be adjourned and reconvened as the Board may determine or as otherwise provided in the Bylaws.
23.Right of Inspection.
Any holder of Common Shares and any designated representative thereof shall be permitted access to the records of the Corporation to which it is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Inspection of the Corporation’s books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours.
24.Reports.
Following the first year in which the Corporation has a class of securities registered under the Exchange Act, then for each fiscal year, the Directors, including the Independent Directors, shall take reasonable steps to insure that the Corporation shall cause to be prepared and mailed or delivered to each holder of Common Shares as of a record date after the end of the fiscal year, within 120 days after the end of the fiscal year to which it relates, an annual report that shall include: (a) financial statements prepared in accordance with generally accepted accounting principles that are audited and reported on by independent certified public accountants; (b) the ratio of the costs of raising capital during the period to the capital raised; (c) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any

Affiliate of the Advisor by the Corporation and including fees or charges paid to the Advisor and any Affiliate of the Advisor by third parties doing business with the Corporation; (d) the Total Operating Expenses of the Corporation, stated as a percentage of Average Invested Assets and as a percentage of its Net Income; (e) a report from the Independent Directors that the policies being followed by the Corporation are in the best interests of the holders of Common Shares and the basis for such determination; and (f) separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving the Corporation, the Directors, the Advisor, the Sponsors and any Affiliate thereof occurring in the year for which the annual report is made, and the Independent Directors shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions. Alternatively, such information may be provided in a proxy statement delivered with the annual report. The annual report and proxy statement may be delivered by any reasonable means, including through an electronic medium such as posting on Corporation’s website or the EDGAR filing system.
Roll-up Transactions
25.Roll-up Transaction Procedures.
25.1.In connection with any proposed Roll-Up Transaction, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Appraiser. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the Securities and Exchange Commission and the states as an exhibit to the registration statement for the offering. The Corporation’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Appraiser shall clearly state that the engagement is for the benefit of the Corporation and the Stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to Stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to holders of Common Shares who vote against the proposed Roll-Up Transaction the choice of:
(a)accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or
(b)one of the following:
i.remaining as Stockholders and preserving their interests therein on the same terms and conditions as existed previously; or
ii.receiving cash in an amount equal to the Stockholder’s pro rata share of the appraised value of the Net Assets.

25.2.The Corporation is prohibited from participating in any proposed Roll Up Transaction:
(a)that would result in the holders of Common Shares having democracy rights in a Roll-Up Entity that are less than the rights under the Charter and these Guidelines;
(b)that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of Shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of Shares held by that investor;
(c)in which investor’s rights to access of records of the Roll-Up Entity will be less than those under the Charter and these Guidelines; or
(d)in which any of the costs of the Roll-Up Transaction would be borne by the Corporation if the Roll-Up Transaction is rejected by the holders of Common Shares.
Stockholder Communications
26.Communications with the Board.
Any interested parties, including stockholders of the Corporation, desiring to communicate with the Chairperson of the Board, the other non-management directors or an individual director regarding the Corporation may directly contact such directors by delivering such correspondence to the Corporation at the following:
Goldman Sachs Real Estate Finance Trust Inc
200 West Street
New York, New York 10282
Attention: Secretary
The sender should indicate in the address whether it is intended for the entire Board, the Chairperson, the non-management directors as a group or an individual director. Each communication received by the Secretary will be forwarded to the intended recipients subject to compliance with the existing instructions from the Board concerning the treatment of inappropriate communications. Such communications may be made confidentially or anonymously.
Adopted: June 10, 2024